Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Lordstown Motors Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule		Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (2)(3)	Proposed Maximum Aggregate Offering Price (3)(4)	Fee Rate	Amount of Registration Fee
Equity (1)	Class A common Stock, par value $0.0001 per share	-		-	-	-	-	-
Equity (1)	Preferred Stock, par value $0.0001 per share	-		-	-	-	-	-
Equity (1)	Depositary Shares
Debt (1)	Debt Securities	-		-	-	-	-	-
Other (1)	Warrants	-		-	-	-	-	-
Other (1)	Subscription Rights	-		-	-	-	-	-
Other (1)	Purchase Contracts	-		-	-	-	-	-
Other (1)	Units	-		-	-	-	-	-
Unallocated Universal Shelf (1)		457	(o)	-	-	$500,000,000	0.0000927	$46,350

Total Offering Amounts						$500,000,000		$46,350
Total Fee Offsets								-
Net Fee Due								$46,350

(1)	Represents securities that may be offered and sold from time to time in one or more offerings by Lordstown Motors Corp. (the “Registrant”).

(2)	The securities registered hereunder include an indeterminate number of (i) shares of Class A common stock, (ii) shares of preferred stock, (iii) depositary shares, (iv) debt securities, (v) warrants, (vi) subscription rights; (vii) purchase contracts, and (viii) units, which together shall have an aggregate initial offering price not to exceed $500,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. There are also being registered hereunder an indeterminate number of shares of common stock and preferred stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance.

(3)	The proposed maximum offering price per security and proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

(4)	Estimated solely for the purpose of calculating the registration fee.